Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Files for Chapter 11 Reorganization

Company to maintain operations and employment

ROANOKE, VA (July 17, 2009) – Luna Innovations Incorporated (NASDAQ:LUNA), a company focusing on sensing and instrumentation solutions and pharmaceutical nanomedicines, today voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Virginia. The company emphasizes that it expects to continue to operate normally to serve customers, develop and manufacture products, and maintain employment at all facilities during the restructuring process.

“The jury verdict in our dispute with Hansen Medical in April obviously presented a very serious potential negative outcome for Luna as well as its creditors, shareholders and other stakeholders” said Kent Murphy, chairman and chief executive officer. “In the absence of reasonable settlement of that dispute, we believe that today’s filing is in the best interests of Luna and our shareholders, creditors and communities, while providing the first step toward securing a future for Luna. We intend to build on our history of innovation and product development, outstanding products, and excellent customer service.

“As previously reported, the jury in our litigation proposed an award to Hansen in excess of $36 million,” Murphy added. “Since then, we have filed motions with the court in California to have the award reduced, and Hansen has filed motions to ask the court to increase the award. While we believe we have arguments as to why the award should be significantly reduced, there is no way to predict the outcome of the litigation.”

As part of its filing for reorganization, Luna is requesting the Virginia court to estimate Hansen’s claims in litigation at less than $1.3 million. If that motion is successful before the court, the company believes the proposed reorganization plan would result in creditors receiving 100 percent of their allowed claims.

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Restructuring, Page 2

“The plan that we proposed and filed today, if confirmed by the court, would pay our creditors on their valid claims and leave our current shareholders in place while allowing us to continue to build upon the recent achievements of this company and the potential of our product pipeline,” Murphy said. “It was after long and careful consideration with our board of directors and outside advisors that we concluded this was the right move. I believe that the actions taken today represent the best path for Luna and all of our stakeholders.”

Murphy stressed that Luna’s business has continued to make progress in recent quarters despite the litigation. “Since the first quarter of 2007, we have grown our revenue base by approximately 20 percent while reducing our baseline expenses and increasing the efficiency of operations by nearly 20 percent,” he said. “These results are a tribute to our employees and the work they do for our customers every day. We look forward to operating in the normal course of business during our restructuring to meet our customers’ needs.”

Luna will hold a conference call and webcast for investors at 2:00 p.m. (EDT) today. To participate by telephone, the domestic dial-in number is 1. 800.299.7089 and the international dial-in number is 1. 617.801.9714. The participant access code is 10926194. Investors are advised to dial in at least five minutes prior to the call to register. The web cast will be archived on the company’s website at www.lunainnovations.com under “Investor Relations, Webcasts and Presentations” for 30 days following the conference call.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com ) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Its products are used to measure, monitor, protect and improve critical processes. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

~ MORE ~

LUNA INNOVATIONS INCORPORATED	Luna Restructuring, Page 3

Forward Looking Statements:

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding, but not limited to, expectations (i) regarding the company’s continued viability and operations following filing for Chapter 11 reorganization; (ii) regarding the impact on the filing for reorganization on the stakeholders of the company, including shareholders, creditors and communities; (iii) that the jury award to Hansen Medical, Inc. may be reduced through litigation or an estimation hearing before the bankruptcy court; (iv) as to the effects of the company’s proposed plan; (v) regarding the company’s continued ability to grow its operations and (vi) regarding development of the company’s product pipeline. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the possibility that the company’s reorganization plan will not be approved or will be approved in a substantially different form; the company’s difficulties or inability to obtain sufficient financing to support its continued operations; the company’s ability to reduce or eliminate the impact of its litigation with Hansen Medical, Inc.; the company’s ability to continue as a going concern; the company’s ability to develop its business; the company’s ability to commercialize its technology and develop new and profitable products; and the risks inherent in current or future litigation proceedings. Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

###

Investor Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com

Media Contact:

Karin Clark

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: kclark@lunainnovations.com